Exhibit 16


                    LETTERHEAD OF DELOITTE & TOUCHE L.L.P.


July 15, 1997


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

               We have read and agree with comments in Item 4(a) of Form 8-K of Hexcel Corporation, dated July 15, 1997. However, we have no basis to comment upon the statement in Item 4(a)(iii) of Item 4 nor the statements in Item 4(b).


Yours truly,


/s/ Deloitte & Touche L.L.P.